AMENDED SCHEDULE A
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                              Dated April 1, 2006
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Funds
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Regions Morgan Keegan Select Mid Cap Growth Fund
Regions Morgan Keegan Select Growth Fund
Regions Morgan Keegan Select Core Equity Fund
Regions Morgan Keegan Select Mid Cap Value Fund
Regions Morgan Keegan Select Value Fund
Regions Morgan Keegan Select Balanced Fund
Regions Morgan Keegan Select Fixed Income Fund
Regions Morgan Keegan Select Limited Maturity Fixed Income Fund
Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund
Regions Morgan Keegan Select Treasury Money Market Fund
Regions Morgan Keegan Select Money Market Fund